Exhibit 10.1+
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3340 PEACHTREE ROAD NE, SUITE 2250, ATLANTA, GA 30326
Tel: (404) 842 2600 Fax: (404) 842 2626
www.prxi.com
www.rmstitanic.net
VIA ELECTRONIC MAIL
September 18, 2009
S2BN Entertainment Corporation
1688 Meridian Avenue, Suite 1000
Miami Beach, Florida 33139
Attention: Michael Cohl, Chairman
Re: Premier/S2BN Settlement Agreement
Dear Michael,
Premier Exhibitions, Inc. (“Premier”) has advised you that prior to the full execution of this letter, Premier intends to terminate the November 28, 2007 exhibition agreement between Premier, JAM Exhibitions, LLC (“JAM”) and S2BN Entertainment Corporation (“S2BN”) (the “International Agreement), as ratified and amended on November 29, 2008 (the “First Amendment”) and again on April 1, 2009 (the “Second Amendment”). This letter, to be fully executed only after Premier’s termination, sets forth the terms of a new agreement between Premier and S2BN under which they agree to jointly present certain human anatomy exhibitions on a going forward basis (the “Agreement”), without, subject to the terms hereof, limiting or otherwise modifying the August 30, 2007 Exhibition Rights Agreement (Europe) (the “Europe Agreement”) as amended by the Second Amendment, which Second Amendment, for the avoidance of doubt shall be deemed to survive with respect to the Europe Agreement.
The following sets forth the terms of the new Agreement between Premier and S2BN:
1.	All capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the International Agreement, the First Amendment, or the Second Amendment, as applicable.

2.	Notwithstanding the termination thereof, except as specifically modified and set forth below, all terms of the International Agreement, the First Amendment, and the Second Amendment are hereby incorporated into this Agreement, including without limitation, all provisions pertaining to operations and procedures as if there was no such termination. All exhibitions that have previously been presented under the International Agreement as well as all exhibitions that are currently operating thereunder shall be considered as presented hereunder for purposes of settlement, accounting and calculating the number of exhibitions remaining. Attached as Exhibit A is a schedule listing all the International Agreement Exhibitions previously or currently presented (or approved and scheduled for the future), their opening dates, the percentage of an Exhibition allocated thereto, and the resulting number of Exhibitions.
3.	This Agreement shall in no event be construed as a third party beneficiary contract, and is not intended for the benefit of any person, company or entity, except for the parties hereto. All rights, duties, obligations of JAM as set forth in the International Agreement shall be assumed in all respects by S2BN, but only to the extent that are not personal and are capable of being so assumed. Accordingly, Paragraph 27 of the International Agreement is deemed not incorporated by reference into this Agreement.
4.	The Second Option License (as defined in Section 2 of the International Agreement and amended in Section 4 of the First Amendment) is hereby amended and restated in its entirety so as to read as follows: “S2BN shall have the sole and unilateral right to exercise an option under which Premier would grant to S2BN an additional exclusive (subject to section 9 below), non-transferable license to present eight (8) additional Exhibitions in eight (8) additional geographic territories in the Exclusive Territory to be selected by S2BN and approved by Premier (such approval not to be unreasonably withheld, conditioned or delayed), subject to the terms and conditions contained herein. Notice of the exercise of the Second Option License must be provided in writing by S2BN to Premier on or before May 31, 2010 or the right to the Second Option License terminates.”
5.	The Third Option License (as defined in Section 4 of the First Amendment) is hereby amended and restated in its entirety so as to read as follows: “Provided that S2BN has timely exercised and satisfied its payment obligations for the Second Option License and is otherwise not in breach of its other obligations under this Agreement, S2BN shall have the sole and unilateral right to exercise an option under which Premier would grant to S2BN an additional exclusive (subject to section 9 below), non-transferable license to present eight (8) additional Exhibitions in eight (8) additional geographic territories in the Exclusive Territory to be selected by S2BN and approved by Premier (such approval not to be unreasonably withheld, conditioned or delayed), subject to the terms and conditions contained herein. Notice of the exercise of the Third Option License must be provided in writing by S2BN to Premier on or before May 31, 2011 or the right to the Third Option License terminates. S2BN shall have no right to the Third Option License if it fails to exercise the Second Option License.”
6.	Notwithstanding the previous language in the First Amendment which provided that the consideration for the Second Option was to be paid in a lump sum within five (5) days after the exercise of that option, the Three Million Dollars ($3,000,000) consideration for the eight (8) Exhibitions under the Second Option License (as defined in Section 6 of the International Agreement and amended in Section 4 of the First Amendment, Section 1 of the Second Amendment and hereby) shall now be payable as follows: S2BN shall pay Premier non-refundable, non-recoupable guaranteed payments in the amount of *** Dollars ($***) for each of the second (2nd) through seventh (7th) Exhibitions under the Second Option License. Each *** Dollar payment is to be apportioned and remitted by S2BN to Premier, as follows: sixty (60%) percent (i.e., $***) at the time each Exhibition is approved by Premier, and the remaining forty (40%) percent (i.e., $***) upon the opening of each such Exhibition. Failure to pay these amounts in full within ten (10) days of receipt by S2BN of Premier’s written approval of the Exhibition, or Exhibition opening, as applicable, shall be considered a material breach of this Agreement subject to a three (3) business day cure period upon written notice of such failure.
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7.	Even though the respective *** Dollar ($***) non-refundable, non-recoupable guaranteed payments are not being allocated for either of the first or last Exhibitions comprising the Second Option License, Revenues for such Exhibitions shall be distributed and allocated as they are for the other six (6) Exhibitions comprising the Second Option License.
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8.	Notwithstanding the previous language in the First Amendment which provided that the consideration for the Third Option was to be paid in a lump sum within five (5) days after the exercise of that option), the Four Million Dollars ($4,000,000) for the eight (8) Exhibitions under the Third Option License (as defined in Section 6 of the International Agreement and amended in Section 4 of the First Amendment) shall now be payable as follows: S2BN shall pay to Premier the sum of *** Dollars ($***) for each of the eight (8) Exhibitions under the Third Option License. Each Five Hundred Thousand Dollar payment is to be apportioned and remitted by S2BN to Premier, as follows: sixty (60%) percent (i.e., $***) at the time each Exhibition is approved by Premier, and the remaining forty (40%) percent (i.e., $***) upon the opening of each such Exhibition. Failure to pay these amounts in full within ten (10) days of receipt by S2BN of Premier’s written approval of the Exhibition, or Exhibition opening, as applicable, shall be considered a material breach of this Agreement subject to a three (3) business day cure period upon written notice of such failure.
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9.	Since the payment of the consideration for the Second Option License and Third Option License is no longer due upon exercise of the applicable Option, the so-called “additional production expense” in the amount of $47,620 provided for under Section 10 of the International Agreement is hereby deemed eliminated as an Exhibition expense/Shared Cost.
10.	Notwithstanding the grants of exclusivity articulated in Sections 3 and 5 of the International Agreement and Section 3 of the First Amendment, and in addition and without limitation to any other rights Premier currently has (or conditions related to such rights) to present exhibitions independently of S2BN under the International Agreement or the August 30, 2007 Exhibition Rights Agreement Europe or otherwise, Premier shall have the unilateral right to independently pursue, present and retain all revenues from up to five (5) exhibitions in the Exclusive Territory (i.e., without S2BN’s involvement or participation in such revenues) during each of the three option periods (the First Option License Term, the Second Option License Term and the

Third Option License Term), for a total of up to fifteen (15) such unilateral exhibitions in the Exclusive Territory. Premier shall have the right to begin booking and/or presenting the first five (5) unilateral exhibitions (i.e. for the First Option) immediately upon execution of this Agreement and may begin booking the five (5) unilateral exhibitions for the subsequent tranches once S2BN begins booking the Exhibitions under the Second Option License Term and the Third Option License Term, respectively. Premier may present these unilateral exhibitions anywhere in the Exclusive Territory (except that for the duration of any Exhibition agreed to be co-presented by the parties under this Agreement and six (6) months thereafter, Premier may not present these unilateral exhibitions within 250 miles of any such Exhibition hereunder). For the avoidance of doubt, the parties expressly agree that Premier’s unilateral exhibitions will not count against the number of Exhibitions granted to S2BN under this Agreement.
The parties agree to work in good faith to, within three weeks from the date hereof, establish written procedures so that Premier’s unilateral exhibitions are presented consistent with the parties’ intention that they do not compete against each other for specific markets in which to present their respective exhibitions and to ensure that the presentation of Premier’s unilateral exhibitions does not frustrate the parties’ purpose and intentions of jointly producing Exhibitions hereunder. Subject to further augmentation, these procedures shall and are deemed to include, but are not limited to:
     (i) restricting Premier from: (a) presenting or soliciting a unilateral exhibition in or around any cities for which it previously turned down an approval request from S2BN (a “Premier Disapproval”), either hereunder or under the International and/or Europe Agreement, provided that such S2BN approval request involved a bona fide offer consistent with those previously accepted by Premier and that any such restriction shall terminate one (1) year after the applicable Premier Disapproval; or (b) presenting or soliciting an exhibition with a local promoter previously presented to Premier by S2BN and rejected by Premier in a market, (unless Premier’s unilateral exhibition is promoted with such local promoter in a different market than that rejected by Premier), provided that S2BN’s local promoter introduction involved or could have involved a bona fide offer consistent with those previously accepted by Premier and that any such restriction shall terminate two (2) years after Premier’s rejection;
     (ii) precluding Premier from announcing or marketing a unilateral exhibition in a particular city during or before an approved Exhibition in that same city is opened and/or being operated by S2BN;
     (iii) Premier shall inform and advise S2BN of the potential markets or cities under bona fide investigation on the same basis as S2BN is obligated to so inform Premier pursuant to the International Agreement or the Europe Agreement and shall advise S2BN of any proposals for a unilateral exhibition that they are prepared to accept prior to the acceptance thereof, provided that S2BN shall not solicit Premier’s venue or third party promoter nor otherwise interfere with the contemplated deal opportunity;

     (iv) in the event that S2BN presents a market for Premier’s approval hereunder or under the International or Europe Agreements in a market where Premier has advised S2BN (or anticipated soon advising S2BN) it has already engaged in substantive business discussions with a venue and/or local promoter and it reasonably believes it has a bona fide and commercially viable opportunity to present one of its unilateral exhibitions, then Premier shall promptly advise S2BN that Premier is withholding the approval requested by S2BN for that reason, in which case Premier shall be entitled to itself present a unilateral exhibition in such market (either by itself or with a third party local promoter); in the event that such opportunity does not ultimately materialize, Premier shall advise S2BN to that effect, and Premier shall in good faith consider S2BN’s previous request for approval (provided that S2BN shall be free to withdraw such request and/or to present a different deal for an Exhibition in that market for Premier’s approval); and
     (v) Premier shall neither reserve exclusively onto itself nor utilize solely BTE specimens for the unilateral exhibitions so as to contradict or frustrate the conditions and obligations related to specimens as provided for in the International Agreement, the Amendments, and/or the Europe Agreement.
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12.	The parties agree to exploit additionally mutually agreed upon strategically routed Exhibitions in markets that will be shorter in duration and scope than the parties have historically presented under the terms of the International Agreement (the “Mini-Tour(s)”), which such Mini-Tour(s) may be undertaken within or outside of the Territory, provided that the specific markets shall be subject to Premier’s approval consistent with the approvals required for any Exhibition under the International Agreement. The parties agree to work together in good faith to establish a set of written procedures and protocols including the applicable license fee payments (it being understood that, in connection with the Mini-Tour(s), and solely the Mini-Tour(s), that the Sui specimen payments will be paid or allocated and recouped on a “cost” basis), procedures, and expense estimates governing the Mini-Tour(s). For purposes of clarification, the parties have agreed that, subject to review of appropriate financials once a pro forma and other details are compiled: a) Revenues (as that term is defined in the International Agreement) generated from the Mini-Tour shall be allocated as follows: (i) *** % to Premier and *** % to S2BN until such time as the parties have recouped twice the total of expenses incurred and paid by S2BN for the Mini-Tour; (ii) then *** % to Premier and *** % to S2BN and b) that, except as otherwise provided herein to the contrary or agreed by the parties, any such approved Mini-Tour as contemplated in this paragraph 12 shall be deemed to be an “Exhibition”, or a proportional fraction thereof, as such term is otherwise defined under the International Agreement, with any such apportioned fraction (of the applicably allocated Sui specimen payments, the Exhibition allocation, or otherwise) to be agreed to at the time of Premier’s approval of the particular Mini-Tour.
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13.	S2BN for itself, and for its respective parents, subsidiaries, affiliates, predecessors, successors and assigns hereby waives, releases, and forever discharges: (i) Premier; (ii) Premier’s parents, owners, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) Premier’s past, present, and future officers, directors, partners, members, employees, agents, and servants, from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, equity or otherwise, whether known or unknown, and whether anticipated or unanticipated, which S2BN and/or its respective parents, subsidiaries, affiliates, predecessors, successors and assigns ever had or may now have against Premier related to or stemming from the January 1, 2007 South Street Seaport Exhibition Agreement between Premier and JAM (the “Seaport Agreement”), including without limitation, Premier’s termination thereof.

Premier, in return, for itself and its respective parents, subsidiaries, affiliates, predecessors, successors and assigns hereby waives, releases, and forever discharges: (i) S2BN; (ii) S2BN’s parents, owners, subsidiaries, affiliates, predecessors, successors, and assigns; and (iii) S2BN’s past, present, and future officers, directors, partners, members, employees, agents, and servants, from any and all claims, duties, obligations, demands, actions, causes of action, debts, sums of money, suits, contracts, agreements, promises, damages, and liabilities, of whatever kind, nature, character, or description, whether in law or equity, whether arising in tort, contract, equity or otherwise, whether known or unknown, and whether anticipated or unanticipated, which Premier and/or its respective parents, subsidiaries, affiliates, predecessors, successors and assigns ever had or may now have against S2BN related to or stemming from the January 1, 2007 South Street Seaport Exhibition Agreement between Premier and JAM (the “Seaport Agreement”), including without limitation, Premier’s termination thereof as well as any amounts that may be due and owing in relation to the South Street Seaport Exhibition, except to the extent Premier is sued for “slip and fall” claims or other negligence of S2BN and/or JAM that is covered by an occurrence-based insurance policy maintained by either of them. For the avoidance of doubt, the parties expressly agree that S2BN shall have no financial obligation to Premier for the amounts due and owing, either presently or in the future, in relation to the operation of the South Street Seaport Exhibition.
14.	S2BN Entertainment Corporation (“S2BN”) hereby agrees to indemnify, defend and hold harmless Premier Exhibitions, Inc. (“Premier”), its subsidiaries, owners, affiliates, agents, predecessors, successors and assigns as well as Premier’s respective past, present, and future agents, officers, employees, and directors (collectively, the “Premier Parties”), from and against any and all losses, damages, liabilities, claims, demands, and expenses (including reasonable outside attorney’s fees and disbursements) that Premier or any of the Premier Parties may incur or be liable for as a direct result of any claim made or brought by JAM Exhibitions, LLC (“JAM”) or JAM’s subsidiaries, parent companies, affiliates, agents, predecessors, successors and assigns and/or their respective agents, officers, employees, directors and principals, against Premier or any of the Premier Parties which is premised or based upon the contention that Premier or any of the Premier Parties colluded with S2BN or otherwise unfairly or tortiously interfered with JAM’s rights and benefits under any and all of the governing agreements between S2BN, JAM, Premier and/or any of their respective predecessors, assignors, successors and assigns relating to the human anatomy exhibitions co-presented by the parties, including those known as the “Bodies Exhibitions,” including but not limited to: the August 30, 2007 Exhibition Rights Agreement (Europe); the November 28, 2007 contract entitled “Premier Exhibitions / Live Nation Agreement; the November 29, 2008 First Amendment to the Premier Exhibitions / Live Nation Agreement; the April 1, 2009 Amendment to Exhibitions Rights Agreement (Europe), which also amended the November 28, 2007 contract; the September 17, 2007 letter agreement between Live Nation and JAM; and the Amended and Restated Co-Promotion Agreement, but expressly excluding the January 1, 2007 agreement between Premier and JAM entitled, South Street Seaport Exhibition Agreement (and its predecessors) (the “South Street Seaport Exhibition Agreement”), and the September 6, 2005 and October 23, 2007 agreement between JAM and Bodies New York, LLC (“BNY”) (hereinafter, the “South Street Management Agreement”), and/or any other agreements related to the New York Bodies exhibition. (The South Street Seaport Exhibition Agreement, the South Street Management Agreement, and any other agreements related to the New York Bodies exhibition shall hereinafter be collectively referred to as the “South Street Seaport Agreements”). For the avoidance of doubt, should JAM file a response or counterclaim in the current litigation pending between Premier and JAM in New York styled Premier Exhibitions, Inc. v. JAM Exhibitions, LLC, Bodies New York, LLC and Running Subway, LLC, Case No. 09 cv 6780 (PGG) (the “New York Action”), claiming that Premier unfairly interfered with JAM’s rights under the South Street Seaport Agreements, such a claim would not trigger S2BN’s indemnification obligation hereunder. Conversely, if JAM files a counterclaim in the New York Action, alleging that Premier colluded with S2BN or otherwise tortiously interfered with JAM’s rights and benefits under any of the agreements between the parties and listed above other than the South Street Seaport Agreements, then such a claim would trigger S2BN’s indemnification obligation hereunder. In the event that JAM files a counterclaim which implicates the South Street Seaport Agreements as well as other agreements, then S2BN’s indemnification obligation shall be allocated as follows: (i) with respect to attorneys’ fees, pro rata based on the amount of time and energy which is devoted to defending the claims relating to the South Street Seaport Agreements; (ii) with respect to any damages covered by this indemnity, allocated by the trier of fact based on actual damages attributable to the applicable cause of action. Notwithstanding any of the foregoing, S2BN will not have any indemnity obligation to Premier for any loss suffered if Premier voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to any claim falling within the purview of this indemnification without the prior written approval of S2BN. S2BN may, if it sole elects, assume the defense of any such claim or action. If S2BN assumes the defense of any such claim or action, Premier will use best efforts to assist S2BN in the defense of any such action.
15.	Section 9 of the First Amendment (that modified Paragraph 14 of the initial International Agreement) is deemed modified but solely to reflect that the one joint bank account for all of the Exhibitions under this Agreement shall have online visibility consistent with that required by Premier for the Mall of America Exhibition being co-presented by the parties under the provisions of the Second Amendment applicable to the so-called Exhibition Rights Agreement (Europe); that expenditures in excess of $50,000 (rather than $100,000, as previously provided) must be co-signed by an authorized signatory of Premier and S2BN; and that all other provisions of such amended Paragraph 14 shall be incorporated herein by reference, subject to the following previously agreed upon operational procedures: (i) Premier will have its own logon and password access to the bank account; (ii) when wires are over $50,000, Premier will have to log on and release the wire before it can be paid; and (iii) checks greater than $50,000 will be mailed to Premier for the required second signature; and (iv) Premier will receive a “Weekly Recap” that shows the account activity, i.e. revenues/expenses for the week. Notwithstanding the foregoing, the parties agree that such immediately foregoing restrictions shall be lifted at such time as S2BN has remained current in its obligations and not in breach of any of its material obligations hereunder for three (3) consecutive months.
16.	S2BN shall pay to Premier all moneys currently due and owing under the International Agreement and the August 30, 2007 Exhibition Rights Agreement (Europe), as amended by the Second Amendment, which is estimated to be One Million Eight Hundred Twenty-Four Thousand Seven Hundred Eleven Dollars and Forty-Seven Cents ($1,824,711.47) through August 27, 2009 (the “Payable”), and without limiting S2BN’s obligation to pay to Premier all moneys due and owing under the International Agreement and the August 30, 2007 Exhibition Rights Agreement (Europe), as amended by the Second Amendment. No later than two (2) business days after the complete execution of this Agreement, S2BN shall pay to Premier a sum equal to fifty percent of the Payable (the “First Installment”). S2BN shall pay to Premier the remaining fifty percent of the Payable (the “Second Installment”), over six (6) equal monthly installments, the first installment of which shall be thirty (30) days after the complete execution of this Agreement, and each subsequent installment thirty (30) days thereafter. Payment of these money’s by S2BN and acceptance of these moneys by Premier are not a waiver of either party’s right to an accurate settlement and accounting, including documentation of all Exhibition expenses as provided for in the International Agreements (regardless of any past failures by Premier to insist on such documentation, none of which shall be deemed to be a waiver), or to any other audit rights under these agreements, and all rights are expressly reserved, but it shall be deemed a waiver and release of any breach related to the prior failure to pay such sums. Failure to pay in full any of the monthly payments due under the Second Installment when due shall be considered a material breach of this Agreement, subject to a three (3) business day cure period upon written notice of such failure. The parties acknowledge and agree that the Payable reflects the resolution and allocation between the parties of the Disputed Amounts (as such term is defined in the Second Amendment).
17.	This Agreement is conditioned upon the delivery to Premier of the personal guarantee and confession of judgment of Michael Cohl to be executed simultaneously with the execution hereof, provided that such personal guarantee shall be (i) limited to the amounts due and owing for the Second Installment pursuant to section 16 above, and (ii) in the form of Exhibit B attached hereto.
18.	S2BN acknowledges and agrees that Premier’s approval of the following Exhibitions were and shall be subject to the following conditions: (A) Colombia – S2BN shall remit to Premier $*** of Premier’s portion of the local promoter’s $*** Million buy-out fee before Premier ships the specimens or exhibitry. In the event of a governmental seizure of specimens/exhibitry through no fault of Premier or any other force majeure event, or cancellation other than through the fault of S2BN that results in a refund of all or any portion of the buy-out fee, then S2BN shall be entitled to, at its election, a pro rata refund thereof or the right to offset all or the applicable portion of this $*** against future revenues to which Premier is entitled from other Exhibitions. In no event will Premier be required to forfeit any portion of its buy-out fee unless S2BN has also forfeited the same percentage of its own share of the buy-out fee. In the event that the local promoter fails to pay Premier’s actual out of pocket costs (e.g., he fails to timely book airfares, etc. and Premier has to incur the costs (which it shall not incur without first communicating such failure to S2BN for assistance in resolution; or there is a consumable or other expense that Premier must pay for in the first instance), then S2BN shall reimburse Premier for such out of pocket expenses actually incurred by it. (B) Sao Paulo – Premier has already approved Sao Paulo subject to a $375,000 “guarantee” (and Sao Paolo constituting 75% of a full Exhibition under the International Agreement). Premier represents that the Sao Paulo Exhibition will not use the same specimens as were used in the last Sao Paulo engagement and it is Premier’s intention to deliver a satisfactory “BTE” exhibition, subject to availability. (C) Russia – The expense item relating to recouping losses from the prior Russia exhibition ($602,000 in the proposed business plan) is being removed. Normal customs costs and expenses and expediting are treated as usual shipping costs and are Shared Costs as usual per Section 7 of the International Agreement. S2BN’s contract with Elba Group will require Elba to deliver to Premier general customs rules, health ministry and other applicable regulatory or local rules and restrictions to provide assurances that if Premier follows those parameters then there will be no problems getting Premier’s specimens and exhibitry out of the country.
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19.	The parties reconfirm and acknowledge i) their earlier commitment to enhanced coordination and communication between them in selecting markets, promoters, and the lengths of specific runs, it being understood that runs shorter than six months may be necessary and are to be contemplated and considered in good faith, ii) S2BN’s preference for BTE specimens, iii) and the need for tour accountants, expense transparency and documentation, timely reporting and settlements, etc. In the event of any cost savings achieved by Premier by virtue of any renegotiations or adjustments with Dr. Sui (which such savings are expressly not promised, guaranteed, or indicated as likely by Premier hereunder), Premier agrees to advise S2BN accordingly and the parties shall discuss in good faith a pass-thru of any such savings hereunder.
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21.	Without limiting any other provision of this Agreement, Section 15(a) of the Second Amendment (regarding attorneys’ fees) is specifically incorporated by reference herein.
22.	Neither party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, hurricanes, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties. Neither party will be liable for, or considered to be in breach of or default under this Agreement on account of any delay or failure to perform its obligations hereunder (excluding payment obligations) due to causes beyond such party’s reasonable control.

23.	Any notice, demand, request or other communication which is required, called for or contemplated to be given or made hereunder to or upon any party hereto shall be deemed to have been duly given or made for all purposes if in writing and sent by (i) personal delivery, in which case notice shall be deemed to have been given on the date of delivery; or (ii) UPS, Federal Express, DHL or other nationally-recognized overnight delivery service, in which case notice shall be deemed to have been given the day after deposit of such notice with such service.
24.	Subject to Premier’s right of approval, which is not to be unreasonably withheld, S2BN shall have the right to assign this agreement to a bona fide related entity, provided that a) Michael Cohl will have a continued involvement in the related entity (on at least the same level in which he is involved with S2BN) and b) the assignment will not result in a “shell” or “judgment proof” entity.
25.	As soon as practicable after the execution of this Agreement and S2BN’s timely payment of the A/R amounts set forth in Paragraph 16 above, the parties shall in good faith prepare and execute a single document setting forth the Agreement (i.e., containing the specific provisions of the various agreements incorporated by reference herein) so that the new Agreement can be read in a single document. Notwithstanding the foregoing, each party hereto covenants and agrees to promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and to perform such other and further acts as the other party hereto may reasonably request or as may otherwise be necessary or proper to either consummate and/or implement the terms hereof.
Your signature below shall create a legally binding agreement between Premier and S2BN as set forth above.

Sincerely,

Premier Exhibitions, Inc.

By:	/s/ Robert A. Brandon

Name: Robert A. Brandon
Its: Deputy General Counsel

AGREED TO AND ACCEPTED:

S2BN Entertainment Corporation

By:	/s/ Marc Stollman

Name: Marc Stollman
Its: Senior Vice President
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EXHIBIT A LIST OF EXHIBITIONS ***
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